Exhibit 10.6.1

[One Hundred Rupees India Non Judicial stamp]

Agreement

This agreement is made at Delhi on this 21st day of June 2008

Between

TV18 Home Shopping Network Ltd, a company registered under the provisions of the companies act, 1956, having its registered office at at 601, 6th floor, Commercial Tower, Hotel Le-meridien, Raisina Road, New Delhi—110 001 and office at 7th floor, FC24, Film City, Sector 16A, Noida 201301 (hereinafter called ‘HS 18’) which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns of the one part

and

M/s Magus Customer Dialog Pvt. Ltd. (hereinafter referred to as the ‘Magus’) with registered office at—Cristu Complex, 3rd and 4th Floor, No. 41 Lavelle Road, Bangalore 560 001.

(in this agreement, wherever the context so requires, Magus and ‘HS 18’ are collectively referred to as “parties” and individually as “party”)

Whereas

(I)	‘HS 18’ is inter-alia engaged in the distribution and marketing of merchandise and services through various marketing means.

(II)	Magus represents that it has 1500+ call centre seats and working for world renowned companies. It is providing 24x7x365 services to its clients and managing service level agreements necessary.

(III)	Based on the above representations, ‘HS 18’ wishes to avail the Sale / Call Centre services of Magus on the terms and condition set out herein.

Now this Agreement witnesses and it is agreed by and between the parties hereto as under:

1.	Definition

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

Agreement	means this agreement along with its annexure and enclosures and includes any modification hereof.

Call	means telephony / web contact made by a Customer or prospective customer on ‘HS 18’s sales centre / call centre numbers / also Outbound Calls Made to Customers/Prospective Customers for the purpose of the Sales and Services hereunder.

Customers	means ‘HS 18’s customers and includes prospective customers and other persons who may contact HS 18 through any written / verbal mode or whom the TSE’s may call.

Data	means all information and data provided by ‘HS 18’ (whether through access to any system or otherwise) to Magus from time to time for the purpose of the Services hereunder.

Tele Sales – Executives (TSE)	means Magus’s employee in the Call Centre for providing the Services.

Property	means all discussions, documents, papers, drawings, diagrams, discs, tapes, technology, know-how, procedures, system floppies, CDs, data and other information of whatever nature pertaining to / owned by ‘HS 18’ (whether in physical form or otherwise), whether generated at the premises of ‘HS 18’ or disclosed by ‘HS 18’ to Magus or which may come to the notice of Magus (in any form including in writing, electronically, computerized, orally or otherwise) including, without limitations:

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(a)	The Data including all information/ data relating to HS 18’s customers (including call details, customer statistics, price specifications, Products), technology, know-how software programs, techniques, scientific data and information relating to ‘HS 18”s business, trade secrets, transactions or affairs of the ‘HS 18’, services being rendered, products and product lines, past/present / future plans for their business for improving their services, for extending their business and product lines and discussions on future services; and

(b)	The terms of this Agreement or any other Agreement / document signed/ to be signed by or between the Parties here to and the provisions thereof.

Services	means services provided by Magus to ‘HS 18’ as described in clause 2 hereof.

Workstation	means workstation in the Call Centre duly equipped with a Desktop Computer (PC), a voice connection with an instrument or such other equipments or other necessary facilities as may be required for the purpose of receiving, Dialing and answering call or other interaction from Customers, pursuant to this agreement.

Interpretations

(a)	Wherever the context so requires, words (including the words defined herein) denoting the singular number only shall include the plural and vice versa and words importing a gender shall include other gender.

(b)	The term person includes natural and artificial persons.

(c)	Unless the context otherwise requires, references to a clause and / or Annexure is to a clause of and / or Annexure of this Agreement.

2.	Scope of Services

2.1	Magus shall provide its call handling services. Details of the services requirements, specifications and Service Level Agreements (“SLA”) are set out in Annexure-A.

2.2	Magus shall meet with the requirements of Call handling services Annexure-B

2.3	For the purpose of providing the Services as mentioned above, Magus hereby undertakes and confirms that:

(a)	the Calls will be handled by only duly trained and skilled TSE’s. For this purpose, Magus shall make necessary arrangements to hire TSEs from various sources (like campus, placement firms, job fairs, colleges, walk-ins through advertisements etc.) and train them Scope and module of such training shall be decided in consultation with ‘HS 18’. The TSE’s shall have required qualification and skills, including fluency in English / Hindi / other regional languages, to handle the work of call handling services.

(b)	the TSE’s shall be instructed not to misrepresent to the Customers regarding any fact or matter while conversing with the Customers.

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(c)	the initiative is to offer Sales Centre services for inbound and outbound calls, handling e-mails and SMS or any other mode of customer interaction excluding field interactions.

(d)	Magus will be required to attend calls pertaining to Pre Sale enquiries, Sales Generation & Order Taking, Upselling products, handling customer queries during the selling life cycle, Handling post sales customer calls for Complaints, general information dissemination etc.

(e)	reports in respect the Calls handled shall be submitted to ‘HS 18’ on daily, weekly and monthly basis in the manner and written format as given by HS 18 in consultation with Magus from time to time as per the needs of HS 18.

(f)	the performance of the TSE’s shall be regularly supervised and monitored and constructive feed back will be given to improve their performance for the Services. Developing of training modules and training will be imparted by Trainers of Magus to the Sales Centre Staff.

(g)	Magus shall follow high standards of trade ethics while discharging their obligations under this Agreement and it shall not indulge (directly or indirectly) in any act and or omission which is antisocial, illegal and/ or immoral.

(h)	it shall comply with all statutory requirements of the Laws, including,, Shop & Establishment Act, Registration under DNC, Professional Tax, Service Tax etc and all other Laws, as may be required for rendering the Services covered under the purview of this agreement (including, without limitation, all requirements under any law, rules and regulations as may be applicable in respect of the Call handling services specifically requirements under labour and welfare laws).

(i)	staff ratio as per Annexure C.

(j)	arrange transportation of its staff to the Call Centre premises of HS 18 as required for smooth functioning of the operations.

(k)	Magus will keep the infrastructure and the facilities of HS 18 in good working condition, securely and not damage or loose any infrastructure provided. This is subject as to normal wear and tear.

(l)	Magus staff will be required to work under the staff rules, regulations and code of conduct as mutually discussed and agreed to in writing between Magus and HS 18.

(m)	Magus will provide the services to HS 18 at its premises presently located at FC 24, Film City, Noida.

2.4	For the purpose of the Services to be provided by Magus, ‘HS 18’ will provide (as is required) access to the Log in Data, CRM data, Order Status etc. and the system (“HS 18’s systems”) to the TSE’s of Magus.

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2.5	HS 18 will provide:

(a)	all the required Infrastructure.

(b)	Incur all operating expenses including consumables like stationery, CD’s etc.

(c)	Content for product Training at HS 18 cost

(d)	Tea, Coffee, Water to the Magus Team.

(e)	One months notice for Ramping up and Ramping Down of seat/TSE/staff.

(f)	Access to authorized Magus personnel to relevant Data as mutually decided by Magus and HS 18.

2.6	All the Manpower selected for the Sales Centre would have to be screened and approved by HS 18.

3.	Consideration & Other terms

3.1	Inconsideration of Magus fulfilling its obligations under this Agreement, ‘HS 18’ will pay to Magus as per the Annexure—D:

3.2	The aforesaid fee payable to Magus under this agreement shall be, costs, expenses and charges + service tax which is currently at the rate of 12.36%. In case the government introduces any new taxes other than those currently applicable and increase the % of service tax, the same is liable to be paid by HS 18 to Magus. In case of applicability of Fringe Benefit Tax (FBT) on any of the expenses head which are billable to HS 18, the FBT component will be payable by HS 18 to Magus as handling charges.

3.3	The payment shall be subject to deduction of tax at source (TDS) under section 194 C of the Income Tax Act 1961.

3.4	There would be one weekly off for every CDE, as per the roster decided by the management. The billing will be as per the ACD log-in report, roster & attendance sheet.

4	Invoices

4.1	At the end of every month, Magus will submit a report to ‘HS 18’ regarding the total number of Seats Logged in during the previous month, and based on which Magus shall submit its invoice to ‘HS 18’ for the Services provided in the previous month along with the daily, weekly and monthly reports which will form the basis of the Services provided by Magus.

4.2	‘HS 18’ shall be entitled to verify the reports and the invoice submitted by Magus and may enquire and have its queries clarified from Magus. In case Magus fails to clarify the queries made by ‘HS 18’ in respect of an invoice, then ‘HS 18’ may at its discretion withhold the payment of the entire compensation pertaining to the invoice under query or part thereof till its queries are satisfied. ‘HS 18’ shall make payment within 15 days of receipt of invoice if there is no dispute regarding invoice.

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4.3	Any changes in the bill will be adjusted by way of a Credit Note or a Debit Note and bills cannot be cancelled once raised, which can be adjusted in the subsequent month payment.

5	Term and Termination

5.1	This Agreement shall be for a period of 24 months commencing from 1.2.08 unless terminated earlier as provided hereunder.

5.2	‘HS 18’ may, at its sole discretion, extend the term of this Agreement for such period and on such terms and conditions as mutually agreed upon by the Parties.

5.3	Either Party shall be entitled to terminate this agreement, at anytime, by giving 90 days written notice for the termination of the contract.

5.4	Notwithstanding any thing contrary contained herein, ‘HS 18’ shall be entitled to terminate this Agreement forthwith in the following cases:

(a)	If Magus and / or any of its directors/ partners, employees, agents or associates is found to be involved in any immoral or criminal activity including fraud, mis representation and or breach of trust.

(b)	If Magus is not able to provide the services as per terms of this agreement and HS 18 gives a written notice for rectification/improvement and the same is not still rectified by Magus.

(c)	If there is any change in the Executive (working) Directors / Management of Magus from those who are appointed as on date of this agreement and which could affect the working / service of this agreement.

(d)	Non adherence to the confidentiality clause given below in clause 6.

(e)	In the event of termination / closure of the agreement, to ensure business continuity, HS 18 agrees that it shall provide services its Executives working on HS 18 process to any alternative service provider at the request of HS 18, then HS 18 to pay Magus at the rate of last month CTC salary for each Tele Sales Executive before the TSE joins to anyother service provider approved by HS 18. For Team Leader and above positions, 15% of the last month CTC salary drawn is payable.

6	Confidentiality

6.1	Magus including its staff and TSEs shall not use or divulge or disclose in any manner any Proprietary Information or any part thereof to any person (other than those whose province it is to know the same) or as permitted or contemplated by this Agreement or with the written authority of ‘HS 18’.

6.2	Magus shall strictly adhere to the non-disclosure provisions contained here in and shall ensure that its directors, employees, staff etc. are aware of and comply with the confidentiality provisions contained here in and shall indemnify ‘HS 18’ against any loss or damage which ‘HS 18’ may sustain or incur as a result or any breach of confidence by any of Magus’s employees subject to a maximum of -25% of average 3 months monthly billing. In addition HS 18 has the right to terminate this agreement in case the confidentiality clause is not adhered to.

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6.3	If Magus becomes aware of any breach of confidence by any of its employees, it shall promptly notify ‘HS 18’ and Magus shall give all reasonable assistance in connection with any proceedings, which ‘HS 18’ may institute against any such employees.

6.4	Magus understands and agrees that it does not acquire by implication or other wise any right in or title to or any license in respect of information disclosed to it by ‘HS 18’ and accordingly, Magus here by undertakes as follows:

(i)	Use the greatest degree of care to avoid unauthorized dissemination or publication of “Proprietary information” disclosed by ‘HS 18’

(ii)	Use the “Proprietary Information” only for the permitted purposes.

(iii)	Not make copies of “Proprietary information” other than for the permitted purpose.

(iv)	Ensure that “Proprietary information” is kept secured on its premises.

(v)	In the event of Magus becoming aware of any unauthorized copying, disclosure or use of the confidential information, forthwith notify ‘HS 18’ there of and if requested take such steps as shall be necessary to prevent such further unauthorized copying, disclosure or use.

7	Exclusivity

7.1	It is expressly agreed that ‘HS 18’ shall, at all time, be at liberty to engage any other person in addition or substitution to Magus for the Services without reference to Magus.

7.2	Its also agreed that this arrangement between Magus and HS 18 will be on non-exclusive basis for Magus. Exclusivity will be limited to the premises and Team. However, if Magus makes any arrangement or ties up with any competing activity (Homeshopping /Virtual retail) of a national player in India, then Magus is required to first inform HS 18 of same in writing. Magus will take up this assignemnt only if HS 18 gives a NOC. If HS 18 has an objection and Magus still takes up the assignment, HS 18 will have the right to terminate this agreement as per the termination clause in the agreement.

8	Trade marks and Trade names

8.1	Magus does hereby acknowledge and confirm that all intellectual property rights in respect of and relating to the trademarks, service-marks, copyrights, tradenames, any of ‘HS 18”s brand name “HS 18 Shop “HS 18” etc. or any part thereof (here in after collectively referred to as “Intellectual Property”) are owned by / licensed to/ possessed by / belonging to ‘HS 18’ and nothing contained in this Agreement shall be deemed to authorize Magus to use or give any right in respect of any of the Intellectual Property of ‘HS 18’.

8.2	Magus shall not use in any manner whatsoever, any of the Intellectual Property, registered or unregistered except as expressly authorized by ‘HS 18’ in writing and restricted to the purpose/ period thereof.

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8.3	Magus shall strictly comply with ‘HS 18”s requirements and specifications relating to display of any logo, trademark, copyright relating to the Intellectual Property.

8.4	Upon expiration or termination of this Agreement for any reason, Magus shall immediately cease and desist for all time from any use of or reference to the Intellectual Property as aforesaid or any part thereof and to any or all representations, director indirect, that it is providing the Services to ‘HS 18’.

8.5	Magus agrees not to do any thing whatsoever which might impair ‘HS 18”s right, title or interest in or to the Intellectual Property and agrees that it shall not acquire or attempt / deemed to acquire any right, title or interest, license in or to any of the Intellectual Property of ‘HS 18’.

9	Effect of Termination

9.1	Upon termination of this Agreement, Magus agrees to promptly return to ‘HS 18’ all “Proprietary information”, and all reports and information in its possession and / or any property of ‘HS 18’. which may come in to possession of Magus pursuant to this Agreement. Magus will be paid for all Services that are accepted by ‘HS 18’. Such payments will discharge ‘HS 18’s entire liability to Magus in the event of termination.

9.2	During the period of notification of termination, Magus shall continue to provide the Services and ‘HS 18’ shall settle all its dues for the Services provided by Magus.

9.3	Any ‘HS 18”s property in Magus’s possession at the termination of this Agreement and which Magus received from ‘HS 18’ must be returned to ‘HS 18’ immediately.

10	Assignment

The rights and obligations of Magus assigned here under are specific to Magus and Magus shall not, without ‘HS 18”s prior written consent, assign, charge or otherwise transfer or delegate or share any provision of this Agreement.

11	Rights of HS 18

11.1	‘HS 18’ shall be entitled to inspect the Call Centre provided therein and also have access to all document/s, record/s and or correspondences of Magus with regard to the Services, with prior written notice to Magus

12	No Third Party Obligation

12.1	It is here by expressly agreed and clarified that the relationship between ‘HS 18’ and Magus is on principal-to-principal basis and neither party is, nor shall be deemed to be, an agent/ partner of the other. Nothing in this Agreement shall be construed to render Magus a partner or agent of ‘HS 18’.

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12.2	Nothing in this Agreement is intended or shall be construed to authorize either Party to create or assume any liability or indebtedness of any kind in the name of, or on behalf of the other Party or to act for or be responsible for the performance of the other Party in any manner except and to the extent expressly provided in this Agreement.

12.3	Notwithstanding anything contrary contained here in, Magus shall not, without ‘HS 18”s prior specific approval / consent in writing, assume or create any obligations on ‘HS 18”s behalf for incur any liability on behalf of ‘HS 18’ or accept any term or contract binding upon ‘HS 18’.

13	Notice

13.1	All notices, requests and other communications, which shall be or may be given pursuant to this Agreement shall be sent by registered mail and / or personal delivery and / or courier and shall be addressed to the Parties here to at their respective offices.

13.2	Such notices, requests and other communications shall be deemed to be received and made effective when duly arrived at the other Party’s address.

13.3	Any alteration or change in the addresses of each of the Parties here to shall be notified in writing to the other Party here to without undue delay.

14	Representations and warranties

14.1	‘HS 18’ here by represent to Magus that all representations passed on to Magus under this Agreement is true and factually correct and ‘HS 18’ is authorized to pass on such information to Magus.

14.2	Magus here by represents and warrants to ‘HS 18’ that:

(a)	it has all the requisite consents, licenses and permissions to

(i)	enter in to this Agreement; and

(ii)	carry out the obligation set out in this Agreement and it shall keep all such consents, licenses and permissions renewed and valid at all times during the continuance of the Agreement.

(b)	the Services rendered here under shall not violate any law, rules, regulations or any order of government or any authority nor shall be inconsistent with any instrument and / or document executed by Magus or in which Magus is a Party whether directly or indirectly.

(c)	it shall maintain the Call Centre at all times in proper functional state duly equipped with necessary, resources, and facilities (including well trained staff / employees) as may be required for carrying out its obligation under this Agreement; and

(d)	it shall comply with all statutory requirements as may be required under laws, rules and regulations (including any order / notification of any authority / court / tribunal etc.) in respect of its employees / staff and as may be applicable to perform its obligations under this Agreement.

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15	Indemnification

Magus agrees to defend, indemnify, and keep ‘HS 18’ indemnified and harmless at all times (including assisting HS 18 to resolve any claim, demand, damage from a third party), from and against any and all claims, demands, damages, assertions of liability whether civil, criminal, tortuous or of any nature whatsoever, arising out of or pertaining to or resulting from any breach of representations and warranties made by Magus and / or breach of any provisions of this Agreement, including but not limited to any claim from third party pursuant to any act or omission of Magus in the course of discharge of its obligations under this Agreement (it is clarified that the term ‘third party’ also includes the customer, any employee / staff or ex-employee / staff of Magus), subject to a maximum of 25% of average 3 months monthly billing.

16	Limitation of Liability

Except as expressly provided in this Agreement and without prejudice to the provisions of indemnification contained herein, neither Party will be liable to the other for any lost revenue, lost profits or other incidental or consequential damages based on any breach or default under this Agreement.

17	Miscellaneous

17.1	No amendment or change hereof or addition hereto shall be effective or binding upon any of the Parties, unless the same is reduced in writing with specific reference to this Agreement and executed by the duly authorized representatives of both the Parties hereto.

17.2	In the event that any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

17.3	All Proprietary Information contemplated herein shall be delivered up by Magus to ‘HS 18’ with in a three days or any other time as required by ‘HS 18’ due to exigencies of situation, whichever is earlier, in the following cases:

a)	If Magus is found in breach of any provisions of clause 6 and/ or 7 and/ or 8 of this Agreement; or

b)	On termination, cancellation / expiry etc. of this Agreement.

17.4	In the event of expiration or termination of this Agreement, for any reason whatsoever shall not effect any obligation of either party having accrued under the Agreement prior to the expiration or termination of the agreement and such expiration or termination shall be without prejudice to any liabilities of either party to the other party existing at the date of expiration or termination of the agreement.

17.5	At no point of time shall Magus has / deem to have any right, lien, interest, charge etc. on the all information / documents / records received from ‘HS 18’ or those meant for ‘HS 18’ as per this Agreement, or any reason what so ever. It is under stood that ‘HS 18’ shall have owner ship of the same at all times and Magus shall be a trustee of the same for the benefits of ‘HS 18’.

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18	Force Majeure

Neither party shall be liable for any delay or default in performing any of its obligations under this Agreement if such delay is due to bandh, strikes, riots, natural calamities, any other act of God or unforeseen circumstances.

19	Arbitration

19.1	In the event any disputes, differences or controversies should arise between the Parties here to out of or in connection with the provisions of this Agreement, or any action taken here under, the parties here to shall thoroughly explore all possibilities for an amicable settlement. In case amicable settlement cannot be reached, such disputes, differences or controversies shall be referred to arbitration in accordance with the provisions of the Arbitration and Conciliation Act, 1996 including any amendment or re-enactment thereof.

19.2	The proceedings of such arbitration shall be conducted in English language and the venue of such arbitration shall be at Delhi.

19.3	The award of such arbitration shall be final and binding up on the Parties here to.

20	Jurisdiction

This Agreement shall be governed in accordance with the laws of India.

This Agreement is subject of the exclusive jurisdiction of courts at Delhi.

In witness where of the Parties hereto have hereunto caused this Agreement to be executed in duplicate by their duly authorized representatives on the day and year first hereinabove mentioned.

For and on behalf of	For and on behalf of

Magus Customer Dialog Pvt. Ltd.	TV18 Home Shopping Network Ltd.

/s/ S. JAMBUNATHAN	/s/ RAMAN GULATI

Name : S. JAMBUNATHAN	Name : RAMAN GULATI
Title : MANAGING DIRECTOR	Title : VP - Finance & Ops.

Witness: /s/ Geeta Subramanium	Witness: /s/ Hitesh Kakar

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Annexure-A

Service Level Agreement (“SLA”)

Magus here by agrees and confirms that the Call handling Services shall be Provided as per the following standards:

Apart from the above ‘HS 18’ shall be entitled to set new SLAs in writing from time to time with regard to the quality, quantity and any other such parameters on mutually agreeable terms.

Annexure-B

To provide the Services as contemplated in this Agreement, Service Provider shall be responsible for the call handling services as under:

1	Call Centre shall be provided with all necessary resources as per the requirement of the Services, including without limitation the following:

(a)	adequate number of skilled TSE’s (all tele calling agent, team coaches, supervisors, quality analysts and trainers)

(b)	good working environment and amenities for TSE’s; and

(c)	adequate number of supervisors for ensuring the Service Level.

2	Call Centre shall function on 24 x 7 basis, 365/366 days.

3	Reports & MIS

Data will be maintained by Magus & sent across to ‘HS 18’ based on the various call centre parameters on a daily, weekly, monthly & quarterly basis. The said MIS and Reports shall be in the format required by ‘HS 18’.

4	Review Mechanism

Frequency—A weekly & monthly review mechanism shall be put in place for reviewing call centre performance.

5	Weekly

•	Magus shall be required to share performance details with HS 18 on a weekly base through mails.

•	The following details need to be covered in performance detail

•	Maintain record of each TSE’s from the recruitment stage, with various MIS reports etc.

•	Record of log-in hours while working

•	All legal records & compliances up duly dated

•	Report List will be as follows:

6	Monthly

A Monthly Presentation, with the overall performance of the call centre, with the areas of improvement & highlights of the month also needs to be made by Magus before the 7th of the next month to ‘HS 18’.

7	Quality of Resources Deployed

The following qualities should be tested in each of the candidate at the time of hiring:

•	Ability to fluently speak and understand Hindi & English languages

•	Sales Background preferred

•	Graduate is preferable

•	Pro-active and Self-confident

•	Responsible and Responsive

•	Telephone-etiquettes

•	Dedicated and Hard worker

8	responsibilities for managing their TSE’s (indicative list). :

•	Initial Induction along with Soft skills and telephone etiquettes training

•	Collection & Maintenance of all documents from “recruited candidates”

•	Issue offer letters where found appropriate

•	Keep updated records for staff needs and inform the client from time to time

•	Exit formalities

•	All Statutory / legal compliances with regards to—its employees.

•	On time salary to its employees.

•	A physical verification and reference check of all new recruits shall be carried our by as per guidelines of HS 18. HS 18 shall reimburse cost of such verification as per mutually agreed terms

HS 18 can add/ delete/ alter any of the above requirements after discussion with Magus on a mutually agreed basis in writing.

Annexure—C

Staff Ratio

S. No	Designation	Staff Ratio
1	Team Leader	1:15 CDE’s
2	Assistant Manager	1:75 CDE’s
3	Operations Manager	1:150 seats
4	Call Auditor	1:45 CDE’s
5	Process Auditor	1:45 CDE’s
6	Recruitment Executive	1:100 CDE’s
7	HR Executive	1:200 CDE’s
8	Admin Executive	1:100 CDE’s
9	Sales Trainer	1:50 Seats
10	Process Trainer	1:50 Seats
11	MIS Executive	1:50 Seats

For the calculation of staff required the calculation will always be on ROUNDUP basis.

Salary Bands

S. No.	Designation	Fixed Salary	Variable	CTC
		8000	2000	10000
		9500	2000	11500
		8500	2000	10500
1	CDE’s	9000	2000	11000	Avg Salary Band
		10000	2000	12000
		12000	3000	15000
2	Operations manager	30000	4000	34000
3	Team Leaders	13000	3000	16000
4	Assistant Manager	19500	3000	22500
5	Call Auditor	12000	3000	15000
6	Process Auditor	12000	3000	15000
7	Sales Trainer	17000	3000	20000
8	Process Trainer	12000	3000	15000
9	MIS Executive	17000	3000	20000
10	Recruitment executive	15000	3000	18000
11	HR Executive	11500	3000	18000
12	Admin Executive	11000	0	11000

Annexure—D

Consideration

The Payment to Magus Customer Dialog Pvt. Ltd. will be made on the actual login hours basis based on the following formula:

(Total Login Hours in the month from the systems + Man-hours in Training during the month) / (8x No. of Days in the month)

Incase the Login hours are not available from the system reports then the attendance will be considered for billing purposes.

For the purpose of calculation of the Man-hours in Training, only those agents who have attended the complete training and have cleared the final certification shall only be considered. Any training dropout / non clearance of the certification after 2nd attempt, shall not be counted in the trained manpower.

In the event when an agent is assigned for a repeat training program, the billing for the same will only be taken in one training batch, any additional time spent in training will not be considered for billing.

The agreed price per seat is also subject to the on floor availability of the support staff in the agreed ratios’ (Refer Annexure—C ). Any shortfall in the same shall be deducted prorata on the desk cost.

The price of RS. 26,500/- per workstation will be paid for every 8 hour X 7 Day seat logged in, excluding breaks. The price includes all costs and expenses including transportation cost and training cost.

The price per 16 hour and 24 hour workstation will be on 8 hour equivalent. The price is applicable for a minimum number of 50 seats or actual manned seats.

Magus will charge service tax @ 12.36% on all its bills. In case the service tax rate is revised, the new revised rates will be payable by HS 18.

The monthly bill will be cleared within 30 days of -acceptance of the bill by HS 18. If the payment is delayed beyond 30 days from date of acceptance, HS 18 is willing to pay the bank interest charges.